Exhibit 99.2(n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-222968).

We also consent to the incorporation by reference therein and use of our report dated October 28, 2020 with respect to the financial statements and financial highlights of American Beacon Sound Point Enhanced Income Fund for the year ended August 31, 2020 included in the Annual Report (Form N-CSR) for 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 29, 2020